Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated July 27, 2007, with respect to the combined financial statements and schedule of Zep Inc. included in the Registration Statement (Form 10 No. 1-33633) relating to the spin off of the chemical business formerly operated by the Acuity Specialty Products segment of Acuity Brands, Inc. reorganized as Zep Inc., in the Registration Statement on Form S-8 pertaining to the Zep Inc. Long-Term Incentive Plan, Zep Inc. Employee Stock Purchase Plan, Zep Inc. Nonemployee Director Deferred Compensation Plan, Zep Inc. Supplemental Deferred Savings Plan, and Zep Inc. 401(k) Plan filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

November 2, 2007